Exhibit 10.16

Overview
The Itron Incentive Plan (“IIP,” or “Plan”) provides a cash payout (the “IIP Award”) to eligible participants based on attainment of company financial metrics and quantitative strategic goals (“Performance Metrics”), and an assessment of individual performance. The period of January 1st through December 31st is the (“Performance Period”) to measure results. The Performance Metrics measure the degree of business achievement during the Performance Period and are in Exhibit A.

Following the completion of the Performance Period, actual performance compared to the Performance Metrics will be assessed. Each participant’s individual performance will also be assessed and used to adjust their individual IIP Award payout through the application of an Individual Performance Factor (“IPF”). The IIP Award will be calculated in accordance with the IIP Award formula as defined in Exhibit A.

Eligibility
Participation in the Plan is reviewed annually with the final determination of the IIP eligibility and IIP Award subject to approval by the Senior Vice President Human Resources and/or President & CEO as delegated by the Compensation Committee of the Itron Board of Directors.

Except as outlined in the New Hires and Changes in Employment section, each IIP participant must be an eligible employee as of the first day of the Performance Period.

Except as outlined in the Termination of Employment section, each IIP participant must be actively employed on the date IIP Awards are paid to receive an IIP Award.

New Hires and Changes in Employment
New Hires
A new employee who is eligible based on their position, including as the result of an acquisition or merger, after the first day of the Performance Period will be eligible to take part in the Plan. The IIP Award will be pro-rated based on the number of calendar days that the employee qualified as an eligible employee during the Performance Period.
1 of 6

2025 ITRON INCENTIVE PLAN (IIP)
Promotions and Job Changes
Employees who are promoted into an IIP eligible position, or who are currently in an IIP eligible position and later promoted or moved to an IIP eligible position with a different target will receive a pro-rated IIP award based on the actual time in each position. Both target and eligible earnings for each role will be used in the calculation of the pro-rated payout.
Status Change
Both full-time (FT) and part-time (PT) employees may be eligible to take part in the IIP. The IIP Award will be prorated based on FT and PT eligible earnings.

Termination of Employment
Death or Disability
IIP participants whose employment relationship with Itron terminates due to death or disability will be eligible to earn a pro-rated IIP Award. For those IIP participants whose employment ends because of death, the IIP Award will be issued to the employee’s estate, unless required by applicable law.

Award Opportunities
Each IIP participant shall have the opportunity to earn an IIP Award based upon the achievement of predetermined Performance Metrics, and an assessment of a participant’s individual performance. The IIP participant’s eligible earnings and target percentage as of December 31st (end of the performance period), will be used for purposes of the IIP calculation except in instances of pro-rated payouts.

If the overall EBITDA threshold is met for the Performance Period, the financial metrics of the IIP Award will be considered for payment. The definition of each metric and its measurement is provided in Exhibit B. Quantitative Strategic Goals are not subject to the EBITDA threshold. Payout percentages for each element of the 2025 Performance Metrics of the IIP are also in Exhibit A.

The Plan also includes an IPF that is applied based on the participant’s annual performance as defined in Exhibit A. The participant’s manager will assess the participant’s individual performance and an IPF will be assigned reflecting the manager’s assessment during the annual planning process by applying a multiplier (range of 0.0 – 1.5) against the calculated payout.

Adjustments: To the extent applicable, the Compensation Committee or Designee may take into account such adjustments including or excluding, without limitation, one or more of the following: foreign exchange rates, items that are extraordinary or unusual in nature or infrequent in occurrence, including one-time or non-recurring items; items related to a change in accounting principles under GAAP; items related to changes in law or regulatory requirements; items related to financing activities; expenses for restructuring or productivity initiatives; other non-operating items; items related to acquisitions, including transaction-related charges and amortization; items attributable to the business operations of any entity acquired by the Company during the Performance Period; items related to the disposal of a business or segment of a business; items related to discontinued operations that do not qualify as a segment of a business under GAAP; expenses related to natural disasters, pandemics, and other disasters; litigation related expenses; taxes; stock-based compensation; non-cash items; and any other items of significant income or expense which are determined to be appropriate adjustments.

2 of 6
CONFIDENTIAL

2025 ITRON INCENTIVE PLAN (IIP)

Payout Communication and Dates
The IIP Award payments will be communicated and paid to U.S. IIP Participants within a reasonable period after the end of the Performance Period and in any event on or before March 15th following the end of the Performance Period. For non-U.S. IIP participants, the IIP Award payments will be paid before the end of the first quarter or the first pay period in the second quarter based on payroll processing requirements.

Any corrections or revisions to an IIP Participant’s IIP Award must be requested by the IIP Participant or their manager before May 1st of the year, in which the IIP Award is paid.

Tax Consequences
The Company is required to deduct applicable taxes from any IIP Award and withhold, at the delivery of the IIP Award, an appropriate amount for payment of taxes as required by applicable law or to take such other action as may be necessary or advisable in the opinion of the Company to satisfy all tax withholding obligations of the IIP participants.

For U.S. plan participants, the IIP is intended to satisfy the short-term deferral exception to the application of Internal Revenue Code Section 409A (26 U.S. Code § 409A). To the extent any provision of the IIP becomes subject to Internal Revenue Code Section 409A and the applicable regulations and guidance issued thereunder, it shall be construed, and payments made hereunder, as the Compensation Committee or Designee considers necessary to comply with Internal Revenue Code Section 409A.

Performance Period
Following the commencement of any Performance Period, the administrator will (a) designate the IIP participant to be eligible for an IIP Award, and (b) select the Performance Metrics (as defined) applicable to the Performance Period.

Following the completion of the Performance Period, the administrator will certify whether and the extent to which the applicable Performance Metrics have been achieved for such Performance Period.

Notwithstanding anything to the contrary as set forth herein, as set forth in Exhibit A, the administrator will approve the initial Performance Metrics that must be achieved to fund any bonus payments for participants. If the EBITDA threshold metric is achieved, the financial metrics bonus pool will be funded at the annual operating level to determine payouts. The administrator may also make performance-based adjustments. The Quantitative Strategic Goals are Pass / Fail for 0% or 100% payout and not subject to the EBITDA threshold metric.

Repayment, Clawback, and Recovery
If the IIP participant is subject to another Company compensation recovery policy, payment made under the Itron Incentive Plan shall be subject to repayment in accordance with the provisions of the relevant policy. In addition, payment made under the IIP Award will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law.
3 of 6
CONFIDENTIAL

2025 ITRON INCENTIVE PLAN (IIP)

Other Conditions
Eligibility for, or actual participation in, the IIP shall not, and is in no way intended to, create an agreement of employment for a definite term. Nothing herein shall, or is intended to, (i) oblige the Company to offer any employee participation in the IIP or similar arrangement in the future, and/or (ii) function as a modification of any employee’s existing terms and conditions of employment. Except as expressly set forth herein, the IIP shall be subject to and administered in accordance with the terms and conditions of the IIP.

Governance
The Compensation Committee, or Designee shall be responsible for the administration and governance of the Plan. The decisions made by the Compensation Committee or Designee shall be conclusive and binding on all IIP participants.

To the maximum extent permitted by the applicable law, the Plan shall apply on a global scale to all subsidiaries of Itron, Inc. worldwide. If any of the provisions of the IIP contravenes a mandatory law in a particular country, such mandatory law shall apply in that country.

Amendment, Modification, or Termination of the Plan
Itron reserves the right to amend, modify, or terminate the Plan at any time at its sole discretion.

4 of 6
CONFIDENTIAL

2025 ITRON INCENTIVE PLAN (IIP)
Exhibit A

2025 Itron Performance Metrics

Performance Metrics	Weighting
All Segments, Total Company, Consolidated Adjusted EBITDA $[1]	60%
All Segments, Total Company, Consolidated Revenue $	20%
Quantitative Strategic Goals[2]	20%
TOTAL	100%

Financial Metrics

Ranges for financial metrics payout go from 0% to 150%

Quantitative Strategic Goals

Quantitative Strategic Goals are accrued as achieved with actual measurement test (pass/fail) done at year end. Ranges for payout are 0% to 100%

IIP Award Formula

Eligible Earnings * Target IIP% * Performance Objective Weighting * Performance Objective Attainments* IPF

1 The Total Company Adjusted EBITDA dollar threshold must be achieved before the Financial Performance Objectives of the 2025 IIP are payable.
2 The Quantitative Strategic Goals are not subject to the Financial Threshold.
5 of 6
CONFIDENTIAL

2025 ITRON INCENTIVE PLAN (IIP)
Exhibit B

Definitions

PERFORMANCE PERIOD

January 1, 2025, through December 31, 2025

PERFORMANCE METRICS

The elements of financial metrics and Quantitative Strategic Goals are collectively referred to as Performance Metrics.

Financial Metrics

Total Company Consolidated Adjusted EBITDA3
Total Company Adjusted EBITDA (GAAP Net Income or loss minus interest income, plus interest expense, plus depreciation and amortization, plus restructuring expense, plus acquisition-related expenses plus goodwill impairment and excluding income tax provisions or benefits).

Total Company Consolidated Revenue
Total Company Consolidated Revenues as recognized in accordance with U.S. generally accepted accounting principles (US GAAP).

Quantitative Strategic Goals

Annual GGI Bookings: pass/fail > 225M USD

Annual Software / Services Revenue > 380M USD

Individual Performance Factor (IPF)

A multiplier based on the participant’s performance and assigned by the participant’s manager. The IPF can range from zero (0) to one point five (1.5).
3 The Total Company Adjusted EBITDA dollar threshold must be achieved before the Financial Performance Objectives of the 2025 IIP are payable.
6 of 6
CONFIDENTIAL